Exhibit 99.1

TARGET LOGISTICS, INC. TO COMMENCE TRADING ON AMERICAN STOCK EXCHANGE
First Day of Trading Set for June 15, 2006

Contact:
Paul G. Henning
Cameron Associates
212 554 5462
phenning@cameronassociates.com

Baltimore, Maryland- June 13, 2006 - Target Logistics, Inc. (OTC BB: TARG), a domestic and international freight forwarder and logistics provider, today announced that its stock will begin trading on The American Stock Exchange effective June 15, 2006 under the ticker symbol TLG.

“We believe our move to the Amex will provide greater liquidity for our equity and broader exposure and availability to a greater universe of investors, “said Stuart Hettleman, president and chief executive officer. “We fully expect our growing operational success to be better reflected with our listing on The American Stock Exchange.”

The company was approved for listing on the American Stock Exchange based upon a review by an Exchange Listing Qualifications Panel which authorized approval of the listing pursuant to the Alternative Listing Standards set forth in Section 1203(c) (i) (A) and Section 1203(c) (i) (B) of the American Stock Exchange Company Guide. The company satisfies all of the criteria in those Sections.

The panel affirmatively determined that there were mitigating factors that warrant listing pursuant to the Alternative Listing Requirements. Specifically, the Panel noted the company’s history of profitable operation, including annual increases in operating income for each of the last three fiscal years; four consecutive years of annual growth in revenue; four years of annual improvement in the company’s operating revenue; the company’s strong balance sheet, including its current cash balance and available credit; and the consistent growth in the company’s stock price over the last two years.

The Panel also took into consideration the strength and experience of the company’s management team and the demonstrated success to date of the company’s business model. Finally, the Panel noted that the company satisfies all but one of the criteria for each of the Amex’s regular initial listing standards 1, 2 and 3 specified in Section 101 of the Amex Company Guide. The criteria which the company did not meet were stock price for Standards 1 and 2 and market capitalization for Standard 3. Additionally the company did not meet the stock price, market capitalization, total assets or market value of public float requirement under Standard 4. The Amex Panel’s approval is contingent upon the company being in compliance with the Alternative Listing Standards at the time the company’s shares begin trading on the Amex.

Target Logistics, Inc. provides domestic and international time definite freight forwarding and logistics services through its wholly owned subsidiary, Target Logistic Services, Inc. Target has a network of offices in 34 cities throughout the United States and a worldwide agent network with coverage in over 70 countries. Its freight forwarding services include arranging for the total transport of customers' freight, including providing door to door service, distributions and reverse logistics.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Although Target Logistics believes that the expectations reflected in such forward-looking statements are reasonable, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projections.